Exhibit 23.1

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTNG FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2020, relating to the consolidated financial statements and financial statement schedule of Interactive Brokers Group, Inc. and subsidiaries, and the effectiveness of Interactive Brokers Group, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Interactive Brokers Group, Inc. and subsidiaries for the year ended December 31, 2019, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
July 27, 2020